Exhibit 10.5

Sponsored Research and Services Agreement

This Sponsored Research Agreement (the “Agreement”), effective as of 8 November, 2021 (the “Effective Date”), is entered into by and between BIRAD Research and Development Company Ltd., a company formed under the laws of Israel having an office at Bar Ilan University, Ramat Gan, Israel (“BIRAD”), and ClearmindMed Ltd., a company organized under the laws of Israel, having an office at 20 Raoul Wallenberg St. Building A, 2nd Fl. Tel-Aviv, Israel (“Sponsor”).

WHEREAS, BIRAD is the technology commercialization subsidiary of Bar Ilan University (the “BIU”);

WHEREAS, Prof. Gal Yadid and members of his research teams at BIU have expertise in Neuropsychopharmacology, specifically in monitoring the regulation of the central neurotransmitter systems in animal models of drug abuse and rehabilitation;

WHEREAS, Sponsor has know-how, and owns rights, including patents (the “Patents” as further defined below), with respect to 5-Methoxy-2-aminoindane (“MEAI”) and wishes to fund a research project that Sponsor initiated and conceived, to be designed and performed under the direction of Prof. Gal Yadid, a faculty member at BIU on patterns of eating in the day and in the night, all as further set out in the Research Plan (as defined below).

WHEREAS, Prof. Gal Yadid wishes to direct the performance of such research project, in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Sponsor wishes to obtain from BIRAD certain rights with respect to inventions that may be developed in the performance of research funded by Sponsor hereunder; and

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, BIRAD and Sponsor agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1. “BIU Team” means the Principal Investigator and those faculty members, research fellows, students, technicians, scientists and/or other individuals working at BIU under his direction on the Research.

1.2. “Invention” means any patentable invention or discovery that is conceived and reduced to practice in the performance of the Research during the Research Period;

1.3 “Sponsor Patents” shall mean the Sponsor’s patents as listed in Exhibit A; and all patent applications claiming priority therefrom as well as all and all enhancements, improvements, derivatives, divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, or any other similar statutory protection, and any provisional applications, of any such patents or patent applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any or all of the foregoing.

1.4. “Patent Rights” means any patents and patent applications that claim any Invention, in each case solely to the extent the claims are directed to the subject matter of such Invention.

1.5. “Principal Investigator” means Prof. Gal Yadid, or such other principal investigator who may replace him pursuant to Section 2.2.

1.6. “Research” means the research actually conducted during the Research Period by the BIU Team under the terms of this Agreement in accordance with the Research Plan based on Sponsor’s Patents, that will examine the effects of the MEAI on patterns of eating in the day and in the night.

1.7. “Research Period” means a period of 18 months commencing on 15 November 2021.

1.8. “Research Plan” means the research plan attached hereto as Exhibit B, which sets forth the research to be performed by the BIU Team under the direction of the Principal Investigator during the Research Period.

1.9. “Results” means all data, materials, compositions, methods, processes, analyses, formulae and information generated by members of the BIU Team in the performance of the Research, but excluding Inventions.

2. Research.

2.1. Performance of Research. BIRAD shall cause BIU to perform the Research in accordance with the Research Plan; however, BIRAD and BIU make no warranties or representations regarding the achievement of any particular results or any results at all.

2.2. Principal Investigator. The Research will be directed and supervised by the Principal Investigator, who shall have primary responsibility for the performance of the Research. If the Principal Investigator ceases to supervise the Research for any reason, BIRAD will notify Sponsor promptly, and BIRAD shall endeavor to find a BIU scientist or scientists acceptable to Sponsor, in Sponsor’s sole discretion, to continue the supervision of the Research in place of such Principal Investigator. If BIRAD is unable to find a replacement scientist or scientists acceptable to Sponsor within sixty (60) days after the Principal Investigator ceases to supervise the Research, Sponsor may terminate this Agreement immediately.

3. Funding.

3.1. Sponsor agrees to fund the Research in a total amount of $582,004 (plus VAT as applicable by law) (“Research Budget”). Such amount shall be paid in installments, as follows:

3.1.1. 50% of the amount stated as the cost (budget) for the performance of each milestone, as specified in Exhibit C, no later than the 7 days after the beginning of each milestone;

3.1.2. 50% of the amount stated as the cost for the performance of each milestone, as specified in Exhibit C, no later than 14 days commencing on the date on which Sponsor receives the periodic report pursuant to Section 4, with respect to each milestone specified in Exhibit C.

3.2. Neither BIRAD nor BIU shall be obligated to incur costs or expend funds to conduct the Research in excess of the total amount paid by Sponsor under this Agreement.

3.3. BIRAD will provide Sponsor with a fixed-price invoice prior to each scheduled payment.

4. Reports. Within thirty (30) days after the expiration of the Research Period, the Principal Investigator shall provide Sponsor with a written report summarizing Results obtained during the Research Period. Within thirty (30) days after the end of each milestone as specified in Exhibit C hereto, the Principal Investigator shall provide Sponsor with a periodic written report summarizing Results obtained during such specific milestone.

5. Title.

5.1. Ownership.

5.1.1 Each Party’s background intellectual property rights, of any sort, developed prior to, or outside the scope of, the Research hereunder shall remain the sole property of that Party. Without limiting the foregoing Sponsor solely owns all rights and title in and to the Sponsor’s Patents, and BIRAD and/or BIU solely own any underlying methodology or know how to be used by the Principle Investigator, BIU or BIU Team, if any, to perform the Research.

5.1.2 The Results of the Research shall be owned solely by the Sponsor. Notwithstanding the above, to the extent Inventions are conceived under the Research, which become the subject matter of Patent Rights (for example, due to finding new indications which are not anticipated in the Research Program, or similar patentable findings), then such patentable Inventions and any Patent Rights pertaining thereto, shall be deemed Inventions and shall be jointly owned by the Parties (“Joint Inventions”/ “Joint Patent/s”). Subject to the Option below, each Party shall be free to use Joint Patent/s, as it deems fit.

5.2. Notification. BIRAD shall notify Sponsor, promptly and in writing, of any Invention of which it becomes aware. BIRAD shall be deemed to be aware of an Invention only after a written invention disclosure form that describes such Invention has been submitted to BIRAD. the Parties shall treat as confidential and not disclose to any third party the contents of any notice provided to it by BIRAD under this Section 5.2 that discloses an Invention, and shall not use any such information for any purpose other than to exercise its rights under Section 6.

5.3 No License or Grant of Rights. Except as expressly provided in Section 6, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon either Party by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of the other Party.

6. Option.

6.1. Assuming Joint Inventions are conceived and Joint Patents are arising in connection therewith, under as a result of the Research, BIRAD hereby grants to Sponsor, and Sponsor hereby accepts from BIRAD, with respect to the Joint Inventions and Joint Patents, an option (the “Option”) to negotiate for an exclusive, royalty-bearing license to BIRAD’s ownership rights in the Joint Invention/Joint Patent. Sponsor may exercise the Option during the period commencing on the date on which Sponsor receives the final report pursuant to Section 4 and ending ninety (90) days thereafter (the “Option Period”). For the avoidance of doubt, during the Option Period BIRAD shall not negotiate any party other than Sponsor a license under the Joint Invention or Joint Patent, and shall not license, sell or purchase any rights or interests in or to the Joint Inventions or Joint Patents.

6.2. If Sponsor elects to exercise an Option, it will do so by written notice to BIRAD during the relevant Option Period. In such event, BIRAD and Sponsor shall negotiate in good faith, during the period commencing upon the date on which BIRAD receives such notice and ending one hundred and twenty (120) days thereafter (the “Negotiation Period”), in an effort to agree on the terms of and execute an agreement providing for an exclusive or non-exclusive license under the relevant Joint Patent (“License Agreement”). Any such License Agreement shall be subject to an agreement by the parties on the commercial terms. The exclusive License Agreement shall include, without limitation, in the case of an exclusive license, a reservation of the rights of BIRAD, BIU and other not-for-profit research organizations to practice the subject matter of the licensed Patent Rights and to use the Results within the scope of the license granted to Sponsor for academic research, teaching and other educational purposes, (b) indemnity, insurance, limitations on liability, patent cost reimbursement and other provisions customary to patent and technology licenses normally granted by BIRAD.

For the avoidance of doubt, during the Negotiations Period BIRAD shall not negotiate with any party other than Sponsor a license under the Joint Invention or Joint Patent, and shall not license, sell or purchase any rights or interests in or to the Joint Inventions or Joint Patents.

7. Patent Filing and Prosecution.

7.1. Filing and Prosecution. Sponsor, in consultation with BIRAD, shall control and make decisions regarding the preparation, filing, prosecution and maintenance of the Joint Patents.

8. Confidential Information.

Each Party agrees that, without the prior written consent of the other Party in each case, during the term of this Agreement, and for ten (10) years thereafter, it (a) will not disclose Confidential Information to any third party and (b) will not use Confidential Information except for the purpose of performance of this Agreement. Each Party shall treat such Confidential Information with the same degree of confidentiality as it treats its own confidential and proprietary information, but in all events no less than a reasonable degree of confidentiality. Each Party may disclose Confidential Information only to its employees and consultants who have a need to know such information for such purposes and who are legally bound to protect the Confidential Information by agreements that impose confidentiality and non-use obligations comparable to those set forth in this Agreement. “Confidential Information” shall mean all information designated as confidential or that otherwise should reasonably be construed under the circumstances as being confidential that is disclosed by or on behalf of each of the Parties, BIU or any of BIU’s faculty members, research fellows, students, technicians, scientists and/or other persons acting on each of the Parties behalf (collectively, “Representatives”) to the other Party in connection with this Agreement (including without limitation Results, reports and Invention disclosures), except to the extent that such information: (a) was known to a Party at the time it was disclosed, other than by previous disclosure by or on behalf of a Party, BIU or any Representative, as evidenced by the other Party’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to a Party by a third party who is not subject to obligations of confidentiality to the other party nor BIU with respect to such information; or (d) is independently developed by Sponsor without the use of or reference to the Confidential Information, as demonstrated by documentary evidence.

Each Party shall be fully accountable and responsible for actions of any of its officers, employees, Representatives or persons acting on its behalf.

9. Publications.

9.1. BIRAD and Sponsor recognize the traditional freedom of all scientists to publish and present promptly the results of their research. BIRAD and Sponsor also recognize that obtaining patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications, and that the Company has a right to maintain its Confidential Information, including without limitation the Results of the Research – in confidence. Therefore, the Principal Investigator will have the right to publish his research and background intellectual property which is being used to design the Research and to perform it, but in doing so he will ensure that each proposed manuscript disclosing Results shall be, subject to the prior review of the Sponsor. Each proposed publication shall be submitted to Sponsor at least ninety (90) days prior to submission for publication for the purpose of enabling Sponsor’s review for potentially patentable Inventions and for Confidential Information of Sponsor.

9.2. If Sponsor identifies that the manuscript reveals Confidential Information of Sponsor, including without limitation Results of the Research, which are not patentable inventions, and which Sponsor is not interested to publish, Sponsor shall notify the Principal Investigator, who shall remove such Confidential Information from the manuscript upon such request.

If Sponsor has reason to believe that any such manuscript reveals a potentially patentable Invention for which Sponsor wishes to exercise an Option pursuant to Section 6, Sponsor shall so notify the Principal Investigator and BIRAD in writing prior to expiration of the thirty (30) day period specified in Section 9.1. If Sponsor so notifies the Principal Investigator and BIRAD, the Principal Investigator shall delay publication for the purpose of enabling Sponsor to file a patent application until the earliest to occur of: (a) a patent application has been filed with respect to such potentially patentable Invention; (b) BIRAD and Sponsor have determined that the relevant Invention is not patentable; or (c) thirty (30) days have elapsed from the date of Sponsor’s notification under this Section 9.2.

10. Term and Termination.

10.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect for a period of eighteen (18) months (the “Term”), unless earlier terminated in accordance with the provisions of this Section 10.

10.2. Cease of Principal Investigator supervision. In the event that the Principal Investigator ceases to supervise the Research and BIRAD fails to identify a substitute acceptable to Sponsor as provided in Section 2.2 above, Sponsor may terminate this Agreement pursuant to Section 2.2.

10.3. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving a written demand to cure from the non-breaching party, the non-breaching party may terminate this Agreement immediately upon written notice of termination to the breaching party. If the alleged breach involves nonpayment of any amounts due BIRAD under this Agreement, Sponsor shall have only one opportunity to cure. Any subsequent breach of the same nature by Sponsor will entitle BIRAD to terminate this Agreement immediately upon written notice to Sponsor, without the cure period.

10.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike or riot; provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.5. Effect of Termination. Upon termination of this Agreement other than by BIRAD due to Sponsor’s breach, Sponsor shall pay BIRAD the entire amount of any financial commitments incurred by BIRAD prior to termination in accordance with the Budget that cannot be canceled. In the event of termination by BIRAD due to Sponsor’s breach, Sponsor’s obligation to fund the Research under Section 3 shall survive termination. Upon termination or expiration of this Agreement, BIRAD shall retain title to all equipment or material purchased or fabricated by BIRAD, the Principal Investigator or the BIU Team with funds provided by Sponsor.

10.6. Survival. The following provisions, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement: Sections 8, 10, 11.2, 11.3, 11.6 and 11.8. In addition, the provisions of Section 6 shall survive termination of this Agreement as necessary to effectuate the rights of Sponsor, unless BIRAD has terminated this Agreement because of a material breach by Sponsor.

10.7. Termination for convenience. Sponsor may terminate the Agreement at any time upon forty-five (45) days prior written notice to BIRAD, provided that the Sponsor shall pay BIRAD for all Research performed until the effective date of termination and for those irrevocable commitments, if any, that were part of the Research Budget and entered into by BIRAD prior to having received the Sponsor ’s written notice of termination.

11. Miscellaneous.

11.1. Warranty Disclaimer. BIRAD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION: RESULTS; THE PERFORMANCE, CONDITION, ORIGINALITY OR ACCURACY OF THE RESEARCH; THE AVAILABILITY OF LEGAL PROTECTION FOR INVENTIONS OR ANY OTHER WORK PRODUCT OF THE RESEARCH; OR THE VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS. BIRAD MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR ANY RESULTS, OR THAT THE USE OF THE RESULTS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

11.2. Limitation of Liability. Except in the case of a breach of Sponsor’s obligations under Section 8, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services. BIRAD’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to BIRAD under this Agreement.

11.3. Use of Names. Neither party shall use the other party’s name or insignia, or any adaptation of them, or the name of the Principal Investigator or other researcher(s) of the other party in any advertising, promotional or sales literature, including, without limitation, press release and any document(s) employed to obtain funds, without the prior written approval of the other party. This restriction shall not apply to (a) annual or other periodical reports prepared by either party in the normal course of business or (b) any information required by law to be disclosed to any governmental entity. In addition, the parties may acknowledge Sponsor’s support for the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

11.4. Research Partially Funded by Grants. To the extent that any Invention has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Invention is subject to and governed by the terms and conditions of the applicable research grant.

11.5. Independent Research. Sponsor will not have the right to direct or control the activities of BIRAD or the Principal Investigator in performing the Research. BIRAD and Sponsor shall act hereunder only as independent contractors, and nothing herein contained shall be construed to be inconsistent with that relationship or status.

11.6. Notices. Any notices to be given hereunder shall be sufficient if signed by the party giving same and delivered in one of the following manners: (a) mailed certified mail, return receipt requested; (b) sent by overnight delivery via a nationally recognized courier service; or (c) faxed to other party if the sender retains evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to Sponsor:	ClearmindMed Ltd.
20 Raoul Valenberg St.
Tel Aviv 6971916
Israel
Attention: CEO - Dr. Adi Zuloff Shani
Email: adi@clearmindmedicine.com

If to BIRAD:	BIRAD Research and Development Company Ltd.
Bar-Ilan University
Ramat Gan 5290002
Israel
Attention: VP Business Development

By such notice, either party may change its address for future notices. Notices mailed shall be deemed given on the date postmarked on the envelope. Notices sent by overnight courier shall be deemed given on the date received by such courier, as indicated on the shipping manifest or waybill. Notices sent by fax shall be deemed given on the date faxed.

11.7. Modification. No modification or waiver of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and executed by duly-authorized representatives of both parties. A failure by one of the parties to this Agreement to assert its rights under, including upon any breach or default of, this Agreement shall not be deemed a waiver of such rights. No such failure or waiver in writing by any one of the parties hereto with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.

11.8. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement.

11.9. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

11.10. No Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided, however that neither party may assign any of its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other, which shall not be unreasonably withheld. BIRAD acknowledges that Sponsor may want to assign this Agreement and right or obligations hereunder to Sponsor’s parent company, Clearmind Medicine Inc. or to other affiliates which are controlled by, in control of, or under common control with Sponsor (where control means the majority of the voting power at the applicable entity) and that such assignment may be rejected by BIRAD solely for reasonable grounds, which will be detailed in writing.

11.11. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the parties with respect to the same.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

BIRAD Research and Development Company Ltd.	ClearmindMed Ltd.

By:	By:

Name:	Name:	Dr. Adi Zuloff-Shani

Title:	Title:	CEO

Date:	Date:

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

__________________________
Prof. Gal Yadid

Exhibit A

Sponsor’s Patents

MEAI related patents

A family of Patents worldwide based on US provisional application 62/089,500, and PCT application no. IL2015/051194 (Alcoholic Beverage substitutes)

A family of Patents worldwide based on US provisional application 62/089,504 and PCT application no. IL2015/051193 (Binge Behavioral Regulators)

Exhibit B

Research Plan

Milestone 1: Testing safety in CPP model apparatus

In the first milestone, we will determine 5-Methoxy-2-aminoindane (MEAI) anti-rewarding effect. MEAI was previously described as a recreational drug and binge drinking prevention drug1 2 3 4. Hence, we want to use a dose that will not be rewarding and addicted using Conditioned Place Preference (CPP) model. Usually, the rat will prefer to be more in the compartment that it received a reward in each conditioning day. If we want to prove MEAI as not rewarding agent, one would expect the rat not to prefer the compartment that is associated with MEAI.

We will test two groups: One group will receive MEAI in each conditioning day, while the second group will receive cocaine each day. Additionally, some of the rats from the group that received cocaine will be treated with MEAI on the test day to determine if MEAI has a treatment-like effect.

Conditioned Place Preference (CPP) model

In the CPP assay, animals learn to associate between reward and environmental cue. Two groups of rats will be put through a three-day baseline period during which each rat will be allowed 20 minutes to freely move from a striped to a black compartment in a closed arena. Time measurements will be taken to determine which compartment the rat spent more time in (preferred). Baseline data will be determined as an average duration of time spent in each compartment. Then, a training period of 5 days will be conducted, in which rats will be injected with saline (I.P.) or vehicle in the morning and placed in the preferred compartment for 20 minutes. After 4 hours, cocaine (15 mg/kg I.P.) or MEAI (3 doses; 10, 100, 316 mg /kg I.P.) will be injected and the rat will be placed in the less preferred compartment for 20 minutes. On the 6th day, a CPP test will be conducted (identical to the baseline period) to determine if MEAI contains reward-like effect as with cocaine. The duration time spent in each compartment will be calculated as the difference between the baseline time and the testing time (seconds) as previously described5.

Elucidation of MEAI as anti-reward/addictive-like agent

A. The first part of the study will examine if there is no effect of reward to the drug tested in three different doses.

Rats (48) will be trained in the CPP cocaine model and will be randomly divided into 4 groups:

Group 1: will receive a cocaine (12 rats)

Group 2: will receive MEAI dose 1 (TBD- 12 rats)

Group 3: will receive MEAI dose 2 (TBD-12 rats)

Group 4: will receive MEAI dose 3 (TBD-12 rats)

B. The second part of milestone 1 will test if the drug tested- MEAI is an effective treatment for cocaine preference in rats.

Rats (24) will be trained to CPP cocaine rats will be randomly divided into 2 groups:

Group 1: will receive a cocaine – control group (12 rats)

Group 2: will receive MEAI (the concentration will be determined according to the results of the 1st part) to examine attenuated preference to cocaine (12 rats)

Milestone 2 – Testing efficacy of MEAI on substance self-administration (craving, withdrawal and relapse to substance usage)

Cocaine Self administration model

General - It is agreed that Researcher can move to perform the Milestone 2 immediately and automatically upon completion of Milestone 1, without need for a specific authorization from the Sponsor.

The self-administration model is the most common model for examining drug addiction in lab animals and is based on operant conditioning. This model was described previously6. Briefly, the rat (total of number of rats 60) is placed inside a chamber, (1-hr/day, under an FR-1 schedule of reinforcement) in which there are two levers. Pressing the active lever delivers the rat a dose of cocaine (1.5 mg/kg, 0.13 ml, 20 sec/infusion) into the jugular vein. Rats were trained to self-administer cocaine during 2 weeks until stable maintenance of cocaine use was established and lever presses was monitored. This is followed by an extinction phase, in which the rat is placed inside the chamber but no cocaine is present. Extinction lasts for about a week till decrease, if lever presses to 20% of the first day of extinction. Rats will be randomly divided into 3 groups (n=20 per group; groups will be matched by mean drug intake); sham, control and treatment group. 15 min before relapse, rats will receive an I.P. injection of vehicle or MEAI (Xmg/kg). After 7-10 days of extinction from the drug rats will be reinstated with cocaine (10 mg/kg; I.P.) and active lever presses will be monitored.

Milestone 3 - Testing MEAI pharmacokinetics

After proving MEAI as treatment in animal models, we wish to check the safety of MEAI by administering MEAI to addicted and naïve rats. MEAI will be administered I.P. to rats and after 1 hour, 24 hours and a week, the rats will be sacrificed and the brain and peripheral organs will be isolated. These isolated regions will undergo the analytical LCMS QExative Focus to determine the amount of MEAI per mg tissue, to ensure that most of the MEAI reaches the brain, as opposed to the peripheral organs, and that it reaches more the reward-associated areas in the brain.

Option 1: Some samples will be saved for in situ histological analysis using the MALDI technique.

Ex-vivo microCT scans for tracking of migration and localization of the MEAI will be conducted at several time points post-transplantation using a MALDI device (Skyscan 1176, MALDI The analytical advantages of matrix assisted laser desorption ionization (MALDI) analysis (see:https://www.bruker.com/en/products-and-solutions/massspectrometry/maldi-tof.html). At the conclusion of the experiment, we will verify the exact location, distribution and final fate of the MEAI using MALDI scans with higher resolution, in the brain, lung and liver. In situ mass-spectrometer analysis will allow evaluation MEAI amount that reached each brain region in a non-destructive manner.

Data will be analyzed with ANOVAs using a factorial design between-subject factors of cocaine/saline and MEAI/vehicle; significant effect (p<0.05) will be followed by Newman-Keuls post-hoc SNK test. The number of subjects per group is based on previous work and on power analysis, indicating that for the large ‘effect size’ (d>1 in our studies) we have observed so far, we can reliably detect significant group differences with n=10 per group (power > 0.75). Based on our experience about 40% of the rats complete the study (due to possible exclusion owing to death, cannula leakage, health complications), therefore we suggest starting with 20 rats per group with the aim of 10 rats/group at the end of the experiment.

We will accomplish the behavioral assays together with tracking of the migration and the localization of MEAI (2 months), followed by confirmation by ex-vivo analysis of GNPs (brain and periphery; 2 months). We expect a positive correlation between behavioral improvement and the timing of selective brain region accumulation of substance.

It is acknowledged that the Sponsor is committed to perform Option 1.

Option 2: For intra-nasal (I.N.) administration, the animals will be lightly anesthetized (5% isoflurane), and MEAI or vehicle 50µl, 30 mg/mL) will be infused into each of the nares, using a rat I.N. guided catheter device (Impel Neuropharma Inc., USA) that reaches the upper olfactory region, with proven direct-to-CNS delivery, and improved distribution to the brain. As opposed to other I.N. devices that are designed to saturate the lower nasal cavity (causing higher peripheral absorption of drug)- highly skilled technicians are required, which leads to inconsistent drug deposition on the olfactory region; the Impel guided catheter allows the solution to reach and to be deposited at the olfactory epithelium region. The Impel method is also applicable for pre-clinical trials and for clinical trials.

Option 3: To rule out possible non-specific confounding factors, we will conduct a battery of behavioral tests in treated rats and controls (sucrose consumption for anhedonia; swim test for motivation; open field test for locomotion (physical performance); object recognition test for learning and memory; and elevated plus maze for anxiety.

Option 4: Sucrose self- administration

The self-administration model, as previously described 6, is the most common model for examining drug addiction in lab animals and is based on operant conditioning. The rat is placed inside a chamber, for an hour/day, in which there are two levers. Pressing the “active lever” but not the “demi lever” will inject (10%, 0.2ml per lever press, Fixed Ratio (FR)-1 schedule sucrose solution onto a plate located inside the chamber. Once the active lever is pressed, a light is turned on for 20 seconds. During these 20 seconds, another press of the lever will not give an injection; the rat has to learn not to press the demi lever, while pressing the active lever only every 20 seconds. Rats were trained to self-administer sucrose during 2 weeks until stable maintenance was established. MEAI (5µg/µl I.N.) effect was measured as the rats maintained a stable sucrose lever response (days 12-14). This Will be followed by the extinction phase, in which the rat is placed inside the chamber but no sucrose is present. Extinction lasts for about a week and then a relapse test is performed. During relapse, the rat is placed in the chamber and the operator presses the active lever once, so that one injection of sucrose takes place.

References

1.	Sainsbury, P. D., Kicman, A. T., Archer, R. P., King, L. A. & Braithwaite, R. A. Aminoindanes-the next wave of ‘legal highs’? Drug Testing and Analysis 3, 479–482 (2011).

2.	Cannon, J. G. et al. Comparison of Biological Effects of N-Alkylated Congeners of β-Phenethylamine Derived from 2-Aminotetralin, 2-Aminoindan, and 6-Aminobenzocycloheptene. J. Med. Chem. 23, 745–749 (1980).

3.	Shimshoni, J. A. et al. Toxicological evaluation of 5-methoxy-2-aminoindane (MEAI): Binge mitigating agent in development. Toxicol. Appl. Pharmacol. 319, 59–68 (2017).

4.	Shimshoni, J. A., Sobol, E., Golan, E., Ben Ari, Y. & Gal, O. Pharmacokinetic and pharmacodynamic evaluation of 5-methoxy-2-aminoindane (MEAI): A new binge-mitigating agent. Toxicol. Appl. Pharmacol. 343, 29–39 (2018).

5.	Yanovich, C., Kirby, M. L., Michaelevski, I., Yadid, G. & Pinhasov, A. Social rank-Associated stress vulnerability predisposes individuals to cocaine attraction. Sci. Rep. 8, (2018).

6.	Friedman, A. et al. Electrical stimulation of the lateral habenula produces an inhibitory effect on sucrose self-administration. Neuropharmacology 60, 381–387 (2011).

Exhibit C

Research Milestones - Schedule and Budget

	Milestone 1 Testing Safety		Milestone 2 Testing Efficacy		Milestone 3 Testing PharmacoKinetics		Milestone 4 Testing Effects on Natural Rewards		Milestone 5 Testing I.N. Route of Administration
	Budget (USD)	Remarks	Budget (USD)	Remarks	Budget (USD)	Remarks	Budget (USD)	Remarks	Budget (USD)	Remarks
Principle investigator- Prof. Gal Yadid*	8,200	3 months	10,933	4 months	8,200	3 months	10,933	4 months	10,933	4 months
Project manager	10,900	3 months	14,500	4 months	10,900	3 months	14,500	4 months	14,500	4 months
Two PhD students decode analysis of the biological samples and questionnaires	14,500	3 months	19,400	4 months	14,500	3 months	19,400	4 months	19,400	4 months
Animal & animal maintenance	8,677	3 months 48+24 rats	7,211	4 months 60 rats	2,444	3 months 20 rats	7,211	4 months 60 rats	7,211	4 months 60 rats
Surgery supply; also bra for rats			5,800	4 months	6,400	3 months	5,800	4 months	5,800	4 months
Preparation of brain: dissection and sections					5,300	3 months
Disposables	6,400		6,400		6,400		6,400		6,400
Analysis+ LCMS (on 5 animals, on 5 brain sites + 4 peripheral at 4 time points)					36,363	3 months
MALDI analysis (sub-contractor)					40,000	3 months
Behavior tests (side effects)					10,000	3 months
Data analysis and writing a report	2,500		2,500		2,500		2,500		2,500
Total budget per milestone	51,177		79,730		143,007		66,744		66,744
BIRAD’s overhead	21,933		34,170		61,289		28,605		28,605
Total including overhead	73,110		113,900		204,296		95,349		95,349

●	No other consideration (excluding Principle Investigator’s personal options for no more than 4.9% of Sposor’s shares) shall be paid with respect to such services during the Research Period

VAT should be added to all sums, as applicable.